Exhibit 10.12

November 3, 2023
Shelle Weisbaum
Sweisbaum@irtliving.com
Dear Shelle,
Independence Realty Trust, Inc. (“IRT”), is very pleased to offer you employment on the following terms:
POSITION
You will serve in a full-time capacity as General Counsel. You will report directly to Scott Shaeffer, CEO & President of IRT, and have frequent contact with other Company associates. Your first day of full-time employment will be on or near November 1, 2023.
CASH COMPENSATION
You will be paid a base salary of $360,000 annually, payable in semi-monthly installments in accordance with the Company’s standard payroll practices for salaried employees. At present, Company employees are paid on the 15th day and the last day of each month.
In addition, based on a combination of company & individual performance, you will be eligible to receive an annual bonus with a target amount equal to 100% of your annual base salary. The actual bonus payable to you, if any, may be more or less than the target amount and will be determined by the Compensation Committee of the Board of Directors of IRT (the “Committee”) in its sole discretion, based on the achievement of corporate and/or personal objectives established by the Committee. Payment of any otherwise earned bonus will be conditioned on your continued service through the date that annual bonuses are paid to the Company’s executives generally with respect to the applicable year. Your 2023 bonus will be prorated to reflect your mid-year start date as well as the period of time during which you were providing outside general counsel services to IRT.
You will also be eligible to receive stock awards annually, in the discretion of the Compensation Committee of the Board of Directors of IRT.
As part of your offer, you will receive a one-time restricted stock unit award with respect to a number of shares of IRT common stock determined by dividing $133,000 by the volume weighted average closing price of IRT common stock for the 20 trading days immediately preceding your start date. This stock award will vest in three equal annual installments, subject to your continued service, and will also be subject to the prior approval of the Compensation Committee of the Board of Directors of IRT.

BENEFITS
You will be eligible to enroll in the Company’s group medical, dental and vision insurance programs during your first twenty-one days of employment. Benefits will be in effect upon the first day of the new month following your completion of thirty (30) days of employment.
All employee insurance deductions related to their participation in such programs are deducted via payroll deductions. All insurance rates and any portion of the premium(s) paid by the Company are subject to revision as a result of premium increases which may be issued by the insurer.
LIFE AND DISABILTY INSURANCE
Upon the first day of the month following thirty (30) days of employment, full-time staff will be enrolled in a company-sponsored Life Insurance and AD&D program. Premium costs for this insurance are paid 100% by the Company. Employee / spouse / dependent supplemental life and AD&D insurance coverage options will also be made available. Company funded Short-Term and Long-Term coverage will be offered to those who qualify.
401(K) PLAN
IRT offers a 401(k) plan which employees can participate in on the first of the month following 30 days of employment. Our current 401(k) plan company match is 100% up to 4% of salary.
PAID TIME OFF
You will be begin accruing PTO hours the first of the month after your start date, in the amount of 12 hours per month. The Human Resources Department can provide specific PTO Plan details.
HOLIDAYS
The Company observes ten (10) holidays per calendar year.
PERIOD OF EMPLOYMENT
Your employment with the Company is “at will”, meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause; provided that, unless otherwise agreed with the Company, you will not resign from employment with less than 30 days advance written notice. Any contrary representations which may have been made are superseded by this offer letter. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation, benefits, as well as the Company’s personnel policies and procedures change from time to time, the “at will” nature of your employment may change only in an express written agreement signed by you and a duly authorized officer of the Company.
Upon cessation of your employment for any reason: (1) the Company’s sole liability to you will be payment of any then earned but unpaid base salary and reimbursement of any then incurred but unreimbursed business expenses (provided that such expenses were incurred in accordance with Company policies), and (2) unless otherwise requested by the Company, you agree to resign from all officer and director positions you then hold with the Company and its affiliates.

NON-DISPARAGEMENT
At all times during your employment and after termination of employment with the Company, you shall not make any oral or written comment or statement disparaging the personal, financial or business reputation of the Company and/or any of its affiliates, subsidiaries, employees, owners, directors and/or advisors. However, the foregoing will not prohibit you from reporting possible violations of law or a regulation to any governmental agency or entity or self-regulatory organization or making disclosures that are protected under law, including the whistleblower provisions of U.S. federal law or regulation.
COMPANY POLICIES
You acknowledge and agree that you will be subject to all policies of the Company and IRT in effect from time to time, including (without limitation) policies regarding ethics, personal conduct, stock ownership, securities trading, clawback and hedging and pledging of securities.
COOPERATION
You agree that, following any cessation of your employment, you will cooperate with the Company and its affiliates in connection with matters arising out of your service to the Company and its affiliates; provided that, the Company shall make reasonable efforts to minimize disruption of your other activities. The Company shall pay Executive a reasonable per diem and reimburse you for reasonable expenses incurred in connection with such cooperation.
CONFIDENTIALITY AGREEMENT
As a condition of your employment, you will be required to enter into the Company’s standard form of confidentiality, intellectual property assignment and restrictive covenant agreement, not later than your start date.
PROOF OF RIGHT TO WORK
For purposes of federal immigration law, you are required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three (3) business days of your date of hire, or the employment relationship with you may be terminated.
WITHHOLDING TAXES
All forms of compensation referred to in this offer letter are subject to reduction to reflect appropriate withholding and payroll requirements.
PRIOR EMPLOYMENT
By signing below, you represent and warrant to us that you are under no contractual obligation to refrain from working for a competitor of any prior employer. Nonetheless, during your prior employment, you may have had access to trade secrets or proprietary information of your prior employer that may continue to be of value to your prior employer. You are hereby instructed and you hereby acknowledge that said trade secrets and proprietary information remains the property of your prior employer. Consequently, you must be particularly careful not to disclose your prior employer’s trade secrets or proprietary information to anyone within the Company, or to use those trade secrets and proprietary information in the course of your duties with the

Company, and you hereby agree not to disclose or use said trade secrets or proprietary information.
ENTIRE AGREEMENT
This letter contains all the terms of your employment with the Company and supersedes any prior understandings or agreements, whether oral or written, between you and the Company or its affiliates.
I hope that you find the foregoing terms acceptable. As required by law, this offer is contingent upon your providing legal proof of your identification and legal right to work in the United States. This offer is also contingent upon successful results of the Company’s pre-employment background searches and drug screening.
This offer will expire on November 6, 2023, at 3:00 p.m. (PST). Please respond with your acceptance or declination as soon as possible. We believe you will make a substantial impact on the future direction and success of our company.
Sincerely,
Vice President of Human Resources
IRT Management, LLC / Independence Realty Operating Partnership, LP
Office: (312) 924-1549 - Email: fkapel@irtliving.com
EMPLOYMENT ACKNOWLEDGMENT
I accept the offer of employment with Independence Realty Trust, Inc. (the “Company”), under the terms set forth in this letter.
Electronically Signed By:
Michele Weisbaum
Signed on 11/03/2023